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EXHIBIT-22.0

List of Subsidiaries of the Company

Polese Company, Inc.

Type III, Inc.

Thermal Packaging Solutions, Inc.

American Silicon Products, Inc.

SPM Holdings Corporation

American Silicon Products, B.V.

International Semiconductor Products Pte Ltd. (50.1%)

Semiconductor Materials S.A.R.L.

SPM (M) SDN. BHD.





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